Ex 99.77M

Item 77: Attachments

SUB-ITEM 77M: Mergers

On February 22, 2002, State Street Research Tax-Exempt Fund became the surviving entity when it acquired the assets and liabilities of the State Street Research New York Tax-Free Fund (the "Acquired Fund") in exchange for shares of each class of the State Street Research Tax-Exempt Fund.

See the Joint Proxy Statement/Prospectus for the Acquired Fund, which is incorporated by reference herein, and which includes further details on the acquisition.

Also, see Note 5 in the "Notes to Financial Statements" in the Semiannual Report to Shareholders for the period January 1, 2002 through June 31, 2002, for the State Street Research Tax-Exempt Fund, which Note is incorporated by reference herein.